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                                                                    Exhibit 23.1

   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about September 7, 2005 pertaining to the 2000 Stock Plan, as amended, the 2001 Employee Stock Purchase Plan, as amended, the Employee Stock Purchase Plan for Employees of IDM S.A. and the IDM Pharma, Inc. Option Liquidity Agreements of our report dated February 18, 2005 with respect to the financial statements included on Form 10-K/A of Epimmune Inc. for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                             /s/ ERNST & YOUNG LLP

San Diego, California
September 2, 2005